Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 536-2420

DAVITA INC. ANNOUNCES OFFERING OF $500 MILLION

SENIOR NOTES AND $850 MILLION SENIOR SUBORDINATED NOTES DUE

2014

El Segundo, California, March 3, 2005 – DaVita Inc. (NYSE: DVA) today announced that it intends to offer $500 million aggregate principal amount of senior notes due in 2013 and $850 million aggregate senior subordinated notes due in 2015. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors under regulation S of the Securities Act of 1933.

The Company stated that it intends to use the net proceeds of the offering along with available cash to repay all outstanding amounts under the term loan portion of its senior secured credit facilities.

The securities to be offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This release contains forward–looking statements. Factors which could impact future results include the risk factors set forth in the Company’s SEC filings, including its Form 10-k for the year ended December 31, 2004. The forward-looking statements should be considered in light of these risks and uncertainties. This Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.